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PROSPECTUS

Offer to Exchange

5.15% Notes due 2018
which have been registered under the Securities Act of 1933
for all outstanding 5.15% Notes due 2018
($200,000,000 aggregate principal amount outstanding)

of

EQUITABLE RESOURCES, INC.

        The exchange notes are being registered with the Securities and Exchange Commission and are being offered in exchange for the original notes that were previously issued in an offering exempt from the registration requirements under the federal securities laws. The terms of the exchange offer are summarized below and more fully described in this prospectus.

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  The exchange offer will expire at 5:00 p.m., New York City time, on November 14, 2003, unless extended.

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  We will exchange all original notes that are validly tendered and not withdrawn before the exchange offer expires for an equal principal amount of exchange notes which are registered under the Securities Act.

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  You may withdraw tenders of original notes at any time before the exchange offer expires.

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  The exchange of original notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

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  We can amend or terminate the exchange offer.

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  The terms of the exchange notes will be substantially identical to the original notes, except that the transfer restrictions and registration rights relating to the original notes will not apply to the exchange notes.

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  We may redeem some or all of the exchange notes at any time, or from time to time, at our option, at the redemption prices stated herein.

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  We may from time to time, without notice to or the consent of the holders of the exchange notes, create and issue more exchange notes ranking equally and ratably with the exchange notes in all respects.

        Please refer to "Risk Factors" beginning on page 9 of this prospectus for a discussion of risks you should consider in connection with the exchange offer.

        Currently, there is no public trading market for the exchange notes.

        Interest on the exchange notes will be payable in arrears on every March 1 and September 1 beginning September 1, 2003.

        As of June 30, 2003, the aggregate outstanding indebtedness to which the exchange notes are effectively subordinated is $15,888,000 and with which the exchange notes will rank pari passu is $522,148,000. The exchange notes will be effectively subordinated to our secured indebtedness and to the indebtedness and other liabilities of our subsidiaries.

        We are not making this exchange offer in any state or jurisdiction where it is not permitted.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 30, 2003.

        In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. This prospectus incorporates important business and financial information about us that is not included in this prospectus. You may obtain a copy of this information, without charge, as described in the "Where You Can Find More Information" section. In order to obtain timely delivery, please provide us with at least five business days' notice. To ensure the timely delivery of any requested information with regard to this exchange offer, we must receive your request for information no later than November 6, 2003. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations, and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus.

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PROSPECTUS SUMMARY

        This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including, the matters set forth under "Risk Factors" and the financial data and related notes included in this prospectus and incorporated by reference in this prospectus, before making an investment decision.

About Equitable Resources, Inc.

        We are an integrated energy company. We focus on Appalachian area natural gas production and gathering, natural gas distribution and transmission, and the development of energy infrastructure and efficiency solutions for our customers primarily in the northeastern section of the United States. We also have a minority interest in Westport Resources, Inc. ("Westport"), a public company with oil and gas exploration and production properties in the Gulf of Mexico and Rocky Mountain areas. Together with our subsidiaries, we offer energy (natural gas, crude oil, and natural gas liquids) products and services to wholesale and retail customers through three business segments: Equitable Utilities, Equitable Supply, and NORESCO.

Equitable Utilities

        Equitable Utilities' regulated operations are comprised of the distribution of natural gas to retail customers at state-regulated rates and interstate pipeline operations. Unregulated operations include marketing of natural gas, risk management activities, and the sale of energy-related products and services. Equitable Utilities generated 42% of our net operating revenues in 2002 and 44% of our net operating revenues for the first six months of 2003.

Equitable Supply

        Previously, Equitable Supply was referred to as Equitable Production. We have changed the name of the segment to Equitable Supply because we conduct two activities within this segment—gathering as well as production.

        Equitable Supply develops, produces, and sells natural gas and crude oil, with operations in the Appalachian region of the United States. Appalachian Basin producing formations targeted by the majority of our wells are characterized by predictable reserves, low rates of production, and wells that generally produce for periods longer that 50 years. These rates of production are low in comparison to other geographic locations in the United States. Equitable Supply also engages in natural gas gathering and the processing and sale of natural gas and natural gas liquids. Equitable Supply is one of the largest owners of proved natural gas reserves in the Appalachian Basin. Equitable Supply generated 51% of our net operating revenues in 2002 and 50% of our net operating revenues for the first six months of 2003.

NORESCO

        NORESCO provides energy-related systems and services that are designed to reduce its customers' operating costs and to improve their productivity. The segment's activities are comprised of energy infrastructure projects, including: on-site power generation, central boiler/chiller plant development, design, construction and operation; performance contracting; and energy efficiency programs. NORESCO's customers include governmental, institutional, military, and industrial end-users. Additionally, NORESCO owns/operates a portfolio of existing cogeneration facilities in the United States, Jamaica, Panama, and Costa Rica.

Business Strategy

        Our strategy is to create shareholder value by focusing on:

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  the growth and development of our core business;

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  cost-structure improvements;

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  the delivery of high quality services to our customers; and

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  strategic acquisitions to strengthen existing operations.

Principal Offices

        Our principal offices are located at One Oxford Centre, Suite 3300, 301 Grant Street, Pittsburgh, Pennsylvania 15219 and our telephone number is (412) 553-5700.

The Exchange Offer

Background	On February 27, 2003, we completed a private placement of the original notes. The terms of the original notes were established in an officer's declaration pursuant to the authorization of our board of directors in accordance with the indenture described below.

In connection with that private placement, we entered into a registration rights agreement in which we agreed to deliver this prospectus to you and to make an exchange offer. This exchange offer is intended to satisfy the exchange and registration rights granted to the initial purchasers of the original notes in the registration rights agreement. Except in limited circumstances described below, after the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your original notes. See "The Exchange Offer-You May Suffer Adverse Consequences if You Fail to Exchange Outstanding Original Notes and -Shelf Registration."
Securities Offered
Up to $200,000,000 of 5.15% Notes due 2018. The terms of the exchange notes and the original notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the original notes. See "The Exchange Offer-Terms of the Exchange Offer; Period for Tendering Outstanding Original Notes."
The Exchange Offer	We are offering to exchange the original notes for a like principal amount of exchange notes. Original notes may only be exchanged in integral principal multiples of $1,000.
Expiration Date; Withdrawal of Tender
Our exchange offer will expire 5:00 p.m., New York City time, on November 14, 2003, or a later time if we choose to extend the exchange offer. You may withdraw your tender of original notes at any time prior to the expiration date. All outstanding original notes that are validly tendered and not validly withdrawn will be exchanged. Any original notes not accepted by us for exchange for any reason will be returned to you at our expense promptly after the expiration or termination of the exchange offer.

Resales of Exchange Notes
Based on interpretive letters of the SEC staff to third parties, we believe that you can offer for resale, resell, and otherwise transfer the exchange notes without complying with the registration and prospectus delivery requirements of the Securities Act if:
• you acquire the exchange notes in the ordinary course of business;
• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and
• you are not an "affiliate" of ours, as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any exchange notes without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability.

Each broker-dealer acquiring exchange notes for its own account in exchange for original notes which it acquired through market-making activities or other trading activities may be a statutory underwriter and must acknowledge that it will deliver a proper prospectus when any such exchange notes are transferred. After notice to us in writing, a broker-dealer may use this prospectus, as amended or supplemented from time to time, for an offer to resell, a resale or other retransfer of such exchange notes. We have agreed that until May 12, 2004 we will keep the prospectus current and make it available for this purpose to broker-dealers who request it in writing for such use.
Conditions to the Exchange Offer
Our obligation to accept for exchange, or to issue the exchange notes in exchange for, any original notes is subject to certain customary conditions relating to compliance with any applicable law, or any applicable interpretation by the staff of the SEC, or any order of any governmental agency or court of law. See "The Exchange Offer — Conditions to the Exchange Offer."
Procedures for Tendering Notes Held in the Form of Book-Entry Interests

The original notes were issued as global securities and were deposited upon issuance with the Trustee, as custodian for The Depository Trust Company ("DTC"). The Trustee issued certificateless depositary interests in those outstanding original notes, which represent a 100% interest in those original notes, to DTC. Beneficial interests in the outstanding original notes, which are held by direct or indirect participants in DTC through the certificateless depository interest, are shown on, and transfers of the original notes can only be made through, records maintained in book-entry form by DTC.

You may tender your outstanding original notes:

• through a computer-generated message transmitted by DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book- entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

•  by sending a properly completed and signed letter of transmittal, which accompanies this prospectus, and other documents required by the letter of transmittal, or a facsimile of the letter of transmittal and other required documents, to the exchange agent at the address on the cover page of the letter of transmittal;

and either:

• a timely confirmation of book-entry transfer of your outstanding original notes into the exchange agent's account at DTC, under the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer-Book Entry Transfers" must be received by the exchange agent on or before the expiration date; or

• the documents necessary for compliance with the guaranteed delivery described in "The Exchange Offer-Guaranteed Delivery Procedures" must be received by the exchange agent on or before the expiration date.
Procedures for Tendering Notes held in the Form of Registered Notes

If you hold registered original notes, you must tender your registered original notes by sending a properly completed and signed letter of transmittal, together with other documents required by it, and your certificates, to the exchange agent, in accordance with the procedures described in this prospectus under the heading "The Exchange Offer — Procedures for Tendering Original Notes."
United Series Federal Income Tax Considerations
The exchange offer will not constitute a recognition event to the holders of original notes or to us for United States federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations."
Use of Proceeds
We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. The proceeds from the issuance and sale of the original notes were $197,982,000. Part of the proceeds were used to redeem all $125 million of 7.35% Capital Securities issued by Equitable Resources Capital Trust I, a subsidiary trust. These securities were redeemed on April 23, 2003. The remaining proceeds were used for general corporate purposes to reduce or refinance our outstanding commercial paper, among other things. See "Use of Proceeds."

Exchange Agent	The Bank of New York is serving as the exchange agent for the exchange offer.
Shelf Registration Statement	In limited circumstances, holders of original notes may require us to register their original notes under a shelf registration statement. See "The Exchange Offer — Shelf Registration."
Regulatory Requirements	The completion of the exchange offer is not contingent upon or subject to any federal or state regulatory compliance or approvals.

The Exchange Notes

        The following summary contains basic information about the exchange notes and is not intended to be a complete description. It may not contain all the information that may be important to you. For a more complete description of the exchange notes, please refer to the section of this prospectus entitled "Description of Notes."

Issuer	Equitable Resources, Inc.
Securities Offered	$200,000,000 aggregate principal amount of 5.15% Notes due 2018
Maturity	March 1, 2018
Interest Rate	5.15% per year
Interest Payment Dates	Each March 1 and September 1, commencing September 1, 2003
Minimum Denomination	$1,000 and any integral multiple of $1,000
Optional Redemption
We may redeem some or all of the exchange notes at any time, or from time to time, at our option, at a redemption price based on a "make- whole" provision. There is no obligation for us to redeem the exchange notes on a pro rata basis. See "Description of Notes — Optional Redemption."
Ranking
The exchange notes will be our senior unsecured debt and will rank equally with all of our existing and future unsecured and unsubordinated debt. The exchange notes will be effectively subordinated to all of our existing and future secured debt to the extent of the assets securing that debt and to all the debt and other liabilities of our subsidiaries. As of June 30, 2003, after giving effect to the offering of the original notes and the application of the net proceeds from the offering of the original notes, we would have had approximately $15,888,000 outstanding indebtedness to which the exchange notes are effectively subordinated and $522,148,000 outstanding indebtedness with which the exchange notes will rank pari passu.
Certain Covenants	The indenture governing the exchange notes will, among other things, contain covenants limiting our ability and the ability of our subsidiaries to:
• incur debt secured by liens;
• engage in sale-leaseback transactions; and
• merge or consolidate or sell all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications described under "Description of Notes — Certain Covenants."
Events of Default	Pursuant to the indenture governing the exchange notes, an event of default with respect to the exchange notes will occur if we:
• fail to make a required interest payment on the exchange notes, which continues for 30 days;
• fail to make a required principal payment on the exchange notes at maturity;

• default in the performance of or breach certain covenants contained in the indenture, which continues for 60 days after due notice by the Trustee or by holders of at least 10% in principal amount of the exchange notes;

• default under any bond, debenture, note or other evidence of indebtedness for borrowed money in an aggregate principal amount of at least $25,000,000 (which default constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto);

• default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for borrowed money in an aggregate principal amount of at least $25,000,000 (which default constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto); or
• become subject to certain events of bankruptcy, insolvency or reorganization.
These events of default are subject to important exceptions and qualifications described under "Description of Exchange Notes — Events of Default."
Listing	We do not intend to list the exchange notes on any securities exchange.
Further Issues
We may from time to time, without notice to or the consent of the holders of the exchange notes, create and issue further exchange notes ranking equally and ratably with the exchange notes in all respects, so that such further exchange notes shall be consolidated and form a single series with the notes offered by this prospectus and shall have the same terms as to status, redemption or otherwise as the exchange notes offered by this prospectus.

The indenture governing the exchange notes does not limit the amount of exchange notes or other debt securities that we may issue under the indenture. We have issued, and are permitted to continue to issue, additional series of debt securities under the indenture.
Risk Factors	You should refer to the section entitled "Risk Factors" beginning on page 9 for a discussion of material risks you should carefully consider before deciding to exchange your notes.

RISK FACTORS

        In addition to the other information in this prospectus, you should carefully consider the following factors in connection with the exchange offer.

Risks Relating to Our Business

Our need to comply with comprehensive, complex, and sometimes unpredictable government regulations may increase our costs and limit our revenue growth, which may result in reduced earnings.

        Our business is affected by many government regulations relating to the exploration for, and the development, production, and transportation of, gas and oil, as well as environmental and safety matters. The regulatory environment applicable to our business has undergone substantial changes in recent years, and these changes have significantly affected the nature of the industry of which we are a part and the manner in which its participants conduct their businesses.

        The production of natural gas is subject to regulation by federal and state agencies in the United States. In general, these regulatory agencies are authorized to make and enforce regulations to prevent waste of natural gas, protect the correlative rights and opportunities to produce natural gas by owners of a common reservoir, and protect the environment. Some leases held or operated by our subsidiaries and affiliates involved in exploration and production are federal leases subject to additional regulatory requirements. Compliance with these regulations increases our cost of doing business and thereby reduces our earnings.

        Our local natural gas distribution operations are subject to the jurisdiction of the Pennsylvania Public Utility Commission, the Kentucky Public Service Commission, and the Public Service Commission of West Virginia with the majority of customers residing in Pennsylvania. Moreover, our interstate pipeline operations are subject to the jurisdiction of the Federal Energy Regulatory Commission, or FERC. These regulatory commissions, among other things, approve the rates which we may charge to transportation, storage and distribution customers and therefore establish the returns that we may earn on our regulated operations. If we are unable to obtain approval for rate increases from these regulators, particularly when necessary to cover our increased costs, our revenue growth will be limited and our earnings may decrease.

        Existing statutes and regulations may be revised or reinterpreted and new laws and regulations may be adopted or become applicable to us or our facilities, which may affect our business in ways that we cannot predict. For example, in April 1992, the FERC promulgated Order 636 which fully unbundled the interstate pipeline industry. As the final step in restructuring the industry, the Order mandated open-access transportation, liberalized access to pipelines' gas storage facilities, increased customers' flexibility in selecting receipt and delivery points and increased downstream access to rights on upstream pipelines. The order required that customers pay rates equal to the actual operating and capital costs of the pipeline. The Order instituted a "capacity release" program which enables holders of unutilized pipeline capacity to release it to others who wish to lease or buy it. Although the industry and the FERC now have ten years of post-636 operating experience, the FERC is continually seeking to improve the efficiency of today's less regulated interstate pipeline industry. Some of the issues which the FERC continues to explore include the extent to which the relationship between interstate pipelines and their affiliated companies should be regulated; whether price caps should remain in place for released capacity; whether capacity should be released pursuant to an auctioning mechanism; the extent to which existing transportation customers should be sheltered from contract expiration via a regulated right of first refusal; and the extent to which pipelines should be permitted to offer term-differentiated, seasonal and negotiated rate offerings. The manner in which these issues are addressed will continue to create challenges for the profitable management and operation of our interstate pipelines.

        On June 22, 1999, the Governor of Pennsylvania signed into law the Natural Gas Choice and Competition Act. The Act revised the Public Utility Code relating to the restructuring of the nature gas industry. The purpose of the law was to permit consumer choice of natural gas suppliers. To accomplish this objective, each natural gas utility, including us, was required to make a restructuring filing, which we made in the Fall of 2000, to unbundle the natural gas sales service historically provided by the utilities so that customers could seek other gas suppliers. The Act required that the utility's tariff be changed in a manner that exposes us to potential underrecoveries of the cost of providing service for customers choosing not to transport. To the extent that our customers choose other natural gas suppliers, our revenues and earnings will be adversely affected. Additionally, the low-income protection programs that were in effect on the day the Act was passed were mandated to continue, and in most cases, were enlarged without assurances of the recovery of all the costs of the expanded programs. Also under the Act, all new pipeline capacity contracts we enter into must be approved by the Pennsylvania Public Utility Commission, and customers are free to propose capacity alternatives. Finally, the Act further provides for consideration of unbundling the reading of meters, billing and associated functions by the year 2005. These additional provisions of the Act increase our cost of doing business, put an additional portion of our business at regulatory risk, and create uncertainty for the future, all of which makes it more difficult to manage our business profitably.

        Each year we are required to make a gas cost recovery filing under the Pennsylvania Public Utility Code. The rules relating to these filings were revised in 1999, and require us to demonstrate that purchases of natural gas were reasonable and prudent and were at the lowest-cost reasonably achievable consistent with maintaining reliable service. We face significant risk of underrecovery of such costs if we are unable to meet this test, and in that event, our earnings will decline. Further, the review is broken into three parts: an historic period, a current period and a projected period. Because these periods often require estimates of what actual costs may be, we may have several years worth of costs at risk in each such annual proceeding.

A decrease in natural gas prices may have an adverse effect on our revenue, profitability, and future rate of growth, and may reduce the amount of natural gas that can be produced economically.

        Our ability to compete in any markets and industries in which we operate depends upon general market conditions, which may change. Decreased natural gas prices could adversely affect the revenues, cash flows, and profitability of our subsidiaries and our company as a whole. Our operations are materially dependent on prices received for natural gas production. Both short-term and long-term price trends affect the economics of developing, producing, gathering, and processing natural gas. Natural gas prices can be volatile. We sell most of our natural gas at current market prices rather than through fixed-price contracts. The prices we receive depend upon factors beyond our control, which include:

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  weather conditions;

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  the supply and price of foreign natural gas;

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  the level of consumer product demand;

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  national and worldwide economic conditions;

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  political conditions in foreign countries;

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  the price and availability of alternative fuels;

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  the proximity to, and availability of capacity on, transportation facilities;

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  regional levels of supply and demand;

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  energy conservation measures; and

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  government regulations, such as regulation of natural gas transportation, royalties, and price controls.

        With respect to our un-hedged production, decreased natural gas prices will, in the short term, decrease our revenues and our earnings. Further, we believe that any prolonged reduction in natural gas prices may reduce the level of production activity we would otherwise pursue, which could have an adverse effect on our revenues, our earnings and our rate of growth.

Above average warm weather in the winter heating season may cause our revenues and earnings to decrease.

        Our natural gas distribution business—is significantly impacted by the weather in southwestern Pennsylvania, which is inherently uncertain. Our revenue and earnings will likely decrease in the event of periods of above average warm weather in the winter heating season.

Most of our businesses operate in highly competitive industries and competition may result in lower prices and lower earnings over time.

        We conduct most of our operations without the benefit of exclusive franchises from government entities and competition in the segments in which our businesses operate is vigorous. This competition may result in us charging lower prices than we would otherwise charge and may cause our earnings to decrease over time.

        The natural gas exploration and production industry in which we operate is highly competitive. We compete with major natural gas companies, independent natural gas businesses, and individual producers and operators, some of which have greater financial and other resources than we have. Industry members compete both in North America and regionally for the acquisition of properties. We must also compete for pipeline capacity to transport gas to our markets. The industry, as a whole, competes with other industries that supply energy to industrial, commercial, and other consumers.

        Our natural gas pipelines and storage facilities compete against other existing natural gas pipelines originating from the same sources or serving the same markets as our facilities. In addition, we may face competition from natural gas pipelines and storage projects that may be built in the future. We provide open access transportation and storage services pursuant to the terms of tariffs filed with the Federal Energy Regulatory Commission. Demand for storage service and transportation on our pipelines is primarily a function of customer usage rates, economic conditions, competing transportation and storage sources, and price for service.

        NORESCO's business requires the continued sale of new projects in order to generate earnings from construction activities. Many of these projects are awarded based on a competitive bidding process.

        Although there are no major distributors marketing natural gas sales service in our service area, marketing firms do arrange direct purchase contracts between large users in our service area and producers outside our service area, taking advantage of the open-access status of the pipeline systems that we use to transport natural gas to our customers. In addition, we face competition from natural gas distribution operations that overlap or are adjacent to our distribution operations. Demand for natural gas is primarily a function of customer usage rates, economic conditions, competing distribution operations, and price for service.

The actual quantities and present value of our proved gas reserves may prove to be lower than we have estimated, which could negatively impact our long-term growth prospects.

        The proved gas reserve information included and incorporated into this prospectus represents only estimates. These estimates are prepared by company engineers and are reviewed by independent petroleum engineering firms. The estimates were calculated using gas prices in effect on the date indicated in the reports. Any significant price changes will have a material effect on the present value of our reserves. For example, a change in gas prices of approximately $0.50/mcfe will increase the present value of our reserves by approximately $300 million.

        Petroleum engineering is a subjective process of estimating underground accumulations of gas that cannot be measured in an exact manner. The process of estimating gas reserves is complex. The process involves significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Future economic and operating conditions are uncertain which could cause a revision to our future reserve estimates. Estimates of economically recoverable gas reserves and of future net cash flows depend upon a number of variable factors and assumptions, including:

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  historical production from the area compared with production from other comparable producing areas; and

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  the assumed effects of regulations by governmental agencies.

        Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating reserves:

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  the quantities of gas that are ultimately recovered;

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  the timing of the recovery of gas reserves;

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  the production and operating costs incurred;

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  the amount and timing of future development expenditures; and

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  the gas price received.

        Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Actual production, revenues, and expenditures with respect to reserves will vary from estimates and the variances may be material.

        The discounted future net revenues included in this prospectus should not be considered as the market value of the reserves attributable to our properties. As required by the SEC, the estimated discounted future net revenues from proved reserves are generally based on prices and costs as of the date of the estimate while actual future prices and costs may be materially higher or lower. Actual future net revenues will also be affected by factors such as:

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  the amount and timing of actual production;

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  supply and demand for gas; and

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  changes in governmental regulations or taxation.

        In addition, the 10% discount factor, which the SEC requires to be used to calculate discounted future net reserves for reporting purposes, is not necessarily the most appropriate discount factor based on the cost of capital in effect from time to time and risks associated with our business and the gas industry in general.

The amount or timing of actual future gas production and the cost of drilling is difficult to predict and may vary significantly from reserves and production estimates which may reduce our earnings.

        There are many risks in developing natural gas, including numerous uncertainties inherent in estimating quantities of proved gas reserves and in projecting future rates of production and timing of development expenditures. Our future success depends on our ability to develop additional gas reserves that are economically recoverable and our failure to do so may reduce our earnings. The total amount or timing of actual future production may vary significantly from reserves and production estimates. Our drilling of development wells can involve significant risks, including those related to timing, success rates, and cost overruns and these risks can be affected by lease and rig availability, geology, and other factors. Drilling for natural gas can be unprofitable, not only from dry wells, but from productive wells that do not produce sufficient revenues to return a profit. Also, title problems, weather conditions, governmental requirements, and shortages or delays in the delivery of equipment and services can delay our drilling operation or result in their cancellation. The cost of drilling, completing, and operating wells is often uncertain, and new wells may not be productive or we may not recover all or any portion of our investment. Without continued successful exploitation or acquisition activities, our reserves and revenues will decline as a result of our current reserves being depleted by production. We cannot assure you that we will be able to find or acquire additional reserves at acceptable costs.

The nature of our operations may cause environmental pollution, personal injury, or loss of life and property damage which may result in substantial losses to us and may subject us to litigation from time to time.

        The nature of our operations presents inherent risks of loss that could adversely affect our results of operations. Our operations are subject to inherent hazards and risks such as: fires; natural disasters; explosions; formations with abnormal pressures; blowouts; collapses of wellbore casing or other tubulars; pipeline ruptures; spills; and other hazards and risks that may cause personal injury or property damage. Additionally, our facilities, machinery, and equipment are subject to sabotage. Any of these events could cause a loss of hydrocarbons, environment pollution, personal injury or death claims, damage to our properties or damage to the properties of others. As protection against operational hazards, we maintain insurance coverage against some, but not all, potential losses. Our coverages include: operator's extra expense; physical damage to certain assets; employer's liability; business interruption; comprehensive general liability; automobile; and workers' compensation. Many of the agreements that we execute with contractors provide for the division of responsibilities between the contractor and ourselves, and we seek to obtain an indemnification from the contractor for certain of these risks. We make every effort to execute written agreements with contractors to obtain indemnification protection whenever possible, however, due to limited bargaining and negotiating power and the contractors' unwillingness to provide indemnification, we are not always able to secure written agreements with our contractors that contain indemnification. Such insurance or indemnification agreements when obtained may not adequately protect us against liability from all of the consequences of the hazards described above. The occurrence of an event not fully insured or indemnified against, or the failure of a contractor to meet its indemnification obligations, could result in substantial losses to us. In addition, insurance may not be available to cover any or all of these risks, or, even if available, it may not be adequate or insurance premiums or other costs may rise significantly in the future, so as to make such insurance prohibitively expensive. Furthermore, such hazards and risks may subject us to litigation from time to time. Such litigation could result in substantial monetary judgments against us or be resolved on unfavorable terms, the result of which could have a material adverse effect on our results of operations, financial condition and cash flows.

We use derivative contracts to hedge commodity prices which may subject us to material risks of margin calls and substantial losses.

        We use derivatives to hedge commodity prices. In order to protect to some extent against price volatility and to lock in favorable pricing on natural gas production, we periodically enter into commodity price derivatives contracts (hedging arrangements) for a portion of our expected production. In a typical hedge transaction, we have the right to receive from hedge counterparties the excess of the fixed price specified in the hedge agreement over a floating price based on a market index, multiplied by the quantity hedged. These contracts reduce exposure to subsequent price drops but may subject us to margin calls that may require us to give material amounts of collateral to counterparties in the form of cash or to settle with the commodity or cash when commodity prices rise significantly. Use of energy price hedges also exposes parties to the risk of non-performance by a contract counterparty. These parties might not be able to perform their obligations under the hedge arrangements. It is our policy that the use of commodity derivatives contracts be strictly confined to the price hedging of existing and forecast production, and we maintain a system of internal controls to assure there is no unauthorized trading or speculation on commodity prices. Unauthorized speculative trades could however occur that may expose us to substantial losses to cover a position in the contract, which may in turn have a material adverse effect on our revenues, cash flows, and results of operations.

We plan to continue to implement acquisition and disposition strategies that involve a number of inherent risks, any of which may cause us not to realize anticipated benefits and may adversely affect our earnings, cash flows and results of operations.

        We intend to continue to strategically position our business in order to improve our ability to compete. We plan to do this by acquiring businesses complementary to our strengths and continually evaluating business unit dispositions. As a result, the relative makeup of our business is subject to change. Acquisitions, joint venture, and other business combinations involve various inherent risks, such as assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition or other transaction candidates; the potential loss of key personnel of an acquired business; our ability to achieve identified financial and operating synergies anticipated to result from an acquisition or other transaction; and unanticipated changes in business and economic conditions affecting an acquisition or other transaction.

        We may be unable to realize, or do so within any particular time frame, the cost reductions, cash flow increases or other synergies expected to result from acquisitions, joint ventures, and other transactions or investments we may undertake, or be unable to generate additional revenue to offset any unanticipated inability to realize such expected synergies. Realization of the anticipated benefits of acquisitions or other transactions could take longer than expected, and implementation difficulties, market factors, and the deterioration in domestic or global economic conditions could alter the anticipated benefits.

        If we fail to achieve our strategic or financial goals in any acquisition or disposition transaction, it could have a significant adverse affect on our earnings, cash flows and results of operations. Futhermore, if we borrow money to finance an acquisition, our failure to achieve our stated goals could impact our ability to repay such borrowings and make payments on the exchange notes and could weaken our financial condition.

We are subject to environmental regulations, and violations of or liability under these regulations may cause us to incur significant fines, penalties, capital costs or other liabilities associated with remediation.

        Environmental regulation significantly affects our business. Our business operations are subject to federal, state, and local laws and regulations relating to environmental protection. These laws and regulations concern the generation, storage, transportation, disposal or discharge of contaminants into the environment, and the general protection of public health, natural resources, wildlife, and the environment. Costs of compliance and liabilities could negatively affect our level of cash flow. In addition, emission controls required under the Federal Clean Air Act and other similar federal and state laws could require unexpected capital expenditures at our facilities. Because the costs of complying with environmental regulations are significant, additional regulation could negatively affect our business. Although we cannot predict the impact of the interpretation or enforcement of Environmental Protection Agency standards or future environmental measures or other state and local regulations, our costs could increase if environmental laws and regulations become more strict.

Increases in interest rates may reduce our earnings.

        A portion of our indebtedness is commercial paper, which has relatively short maturities. Upon the maturity of our outstanding commercial paper, there can be no assurance that we will be able to obtain additional financing at the same or lower interest rates. Additional interest costs that we cannot pass on to our utility and other customers, either because of regulatory or competitive limitations, would reduce our net income.

We may incur additional indebtedness, which may adversely affect our cash flow, our ability to make payments on the exchange notes and our business.

        The indenture governing the exchange notes does not limit the amount of other debt securities that we may issue. We have issued, and are permitted to issue in the future, additional series of debt securities under the indenture. We currently have a significant amount of indebtedness. As of June 30, 2003, after giving proforma effect to the issuance of the original notes and the application of the net proceeds from such issuance, we would have had total long-term debt of $629 million and shareholders' equity of $842 million. The amount of our indebtedness may have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the exchange notes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  put us at a competitive disadvantage compared to our competitors that have less debt;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  increase our vulnerability to interest rate increases to the extent our variable-rate debt is not effectively hedged; and

  •
  limit our ability to make investments or take other actions or borrow additional funds.

        The indenture relating to the exchange notes and our other debt instruments contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in acceleration of all of our debts.

        Furthermore, a default, if not cured or waived, under the indenture governing the exchange notes would cause cross defaults under our credit facilities and other debt instruments. In that event, a significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments, including payments on the exchange notes.

Upon the occurrence of a change of control, we are not certain whether we would have, or be able to obtain, sufficient funds to make accelerated payments on our debt, including on the exchange notes.

        We maintain a three year unsecured revolving credit facility and a 364-day unsecured revolving credit facility to support our commercial paper program and to fund our working capital and capital expenditure needs. Each facility is in the amount of $250 million and both facilities require that our consolidated debt to capital ratio not to exceed 65%. The three year facility expires in November 2005 and the 364-day facility expires in November 2003.

        A change of control will cause an event of default under the terms of the credit agreements which govern our three year unsecured revolving credit facility and our 364-day unsecured revolving credit facility. Upon the occurrence of a change of control, the lenders who provided the credit facilities can declare the unpaid principal amount of all outstanding loans under the credit facilities, including all interest accrued and unpaid thereon, immediately due and payable. There can be no assurance that we will have, or be able to obtain, sufficient funds at the time of the change of control to make any accelerated payments on our debt, including on the exchange notes.

The exchange notes are our obligations and not obligations of our subsidiaries and will be structurally subordinated to the claims of our subsidiaries' creditors.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries will have no obligation to pay any amounts due on the exchange notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions.

        Our right to receive any assets of any of our future subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the exchange notes to participate in those assets, will be structurally subordinated to the claims of the applicable subsidiary's creditors, including bank and trade creditors. This means that the holders of the subsidiary debt would have a claim prior to that of the holders of the exchange notes with respect to the assets of that subsidiary. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any debt of our subsidiaries senior to that held by us.

        In the event of our bankruptcy, liquidation, reorganization or other winding up, the assets that secure the obligations of our subsidiaries under credit facilities will not be available to pay obligations under the exchange notes unless and until payment in full of the applicable subsidiary's obligations.

Our tax rate may be increased and/or tax laws affecting us can change that may have an adverse impact on our cash flows and profitability.

        The rates of federal, state, local, and international taxes applicable to the industries in which we operate, including ad valorem and severance taxes paid by Equitable Supply, which often fluctuate, could be increased by the respective taxing authorities. In addition, the tax laws, rules and regulations that affect our business could change. Any such increase or change could adversely impact our cash flows and profitability.

The September 11, 2001 terrorist attacks and the possibility of wider armed conflict may adversely affect our revenues and profitability and have unpredictable adverse affects on our operating results.

        Terrorist attacks, such as the attacks that occurred in New York, Pennsylvania, and Washington, D.C. on September 11, 2001, and future war or risk of war may adversely impact our results of operations, our ability to raise capital, and our future growth. Uncertainty surrounding future military strikes or sustained military campaigns may impact our operations in unpredictable ways, including disruptions of fuel or gas supplies and markets, and the possibility that infrastructure facilities, including pipelines, processing plants, and storage facilities, could be direct targets of, or indirect casualties of, an act of terror. A reduction in or total restriction to access at Federal government installations could hinder NORESCO's ability to construct, operate, and develop projects, negatively affecting both current and future earnings. The uncertainties of gas supply may affect our ability to replace dedicated reserves. Terrorist activity may also hinder our ability to transport natural gas if transportation facilities or pipelines become damaged as a result of an attack. In addition, war or risk of war may also have an adverse effect on the economy. A lower level of economic activity arising from or related to such activities could result in a decline in energy consumption which could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital. Terrorist activity or war could likely lead to increased volatility in prices for natural gas and could affect the markets for drilling services. In addition, the insurance premiums charged for some or all of the coverages currently maintained could increase dramatically, or the coverages could be unavailable in the future.

Labor disputes may disrupt our operations and profitability which may cause us to lose revenues and customers.

        We collectively bargain with labor unions that represent a number of our employees. When the current collective bargaining agreements expire, failure to reach an agreement could result in strikes or other labor protests which could disrupt our operations. Our collective bargaining agreement with the United Steelworkers of America Local 12050 expired April 15, 2003. The union is currently working under a contract extension until a new agreement is approved. The union workforce provides in-home customer service and maintenance services to Equitable Gas Company, part of our Equitable Utilities segment. Our collective bargaining agreement with Paper, Allied-Industrial, Chemical and Energy Workers Industrial Union Local 5-512 expires October 16, 2003. The union workforce provides well tending and compression services to Equitable Supply in Kentucky. If we were to experience a strike or work stoppage, it would be difficult for us to find a sufficient number of employees with the necessary skills to replace these employees. We cannot assure you that we will reach any such agreement or that we will not encounter strikes or other types of conflicts with the labor unions of our personnel. Such labor disputes could have an adverse effect on our business, financial condition or results of operations, could cause us to lose revenues and customers and might have permanent effects on our business.

Risks Related to the Exchange Notes

If you do not exchange your original notes, they may be difficult to resell.

        It may be difficult for you to sell the original notes that are not exchanged in the exchange offer, because any original notes not exchanged will remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act. These restrictions on transfer of your original notes exist because we issued the original notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. The original notes that are not exchanged for the exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such original notes may be resold only:

  •
  to us (upon redemption of the notes or otherwise);

  •
  pursuant to an effective registration statement under the Securities Act;

  •
  so long as the original notes are eligible for resale pursuant to Rule 144A under the Securities Act to a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A;

  •
  outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act;

  •
  pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available); or

  •
  pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

        Except as provided in this exchange offer, we do not intend to register the original notes under the Securities Act. To the extent any original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

If no trading market develops for the exchange notes, you may not be able to resell your exchange notes at their fair market value or at all.

        Currently, there is no public trading market for the exchange notes. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all. Future trading prices of the exchange notes will depend on many factors including, among other things, our ability to effect the exchange offer, prevailing interest rates, our operating results and the market for similar securities. No assurance can be given as to the liquidity of or trading market for the exchange notes. We do not intend to apply for listing the exchange notes on any securities exchange.

Redemption may adversely affect your return on the exchange notes.

        Your exchange notes are redeemable at our option, and therefore we may choose to redeem your exchange notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your exchange notes being redeemed.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference contain certain statements that are, or may be considered to be, forward-looking statements. Forward-looking statements include, among other things, statements regarding our expectations of future plans, our objectives, our anticipated cost savings, our growth and anticipated financial and operational performance, the effect of the application of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," the effect of recording Appalachian Basin Partners' sales as equity production sales instead of as monetized sales, the effect of changes in natural gas prices on our earnings per share, our expected repayment schedule of our debt and other obligations, the anticipated fees for operating, gathering and marketing gas, our anticipated capital expenditures and commitments, anticipated changes in our NORESCO backlog, anticipated sales of NORESCO contracts, and our expected drilling program. Forward-looking statements are typically identified by words such as, but not limited to, "estimates," "expects," "anticipates," "intends," "believes," "plan," "forecasts," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could". Except as otherwise disclosed, our forward-looking statements do not reflect the impact of any possible acquisitions, divestitures or restructurings. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks, and uncertainties that could cause actual results to differ materially from those anticipated. These events, risks, and uncertainties include, among other things, those matters discussed under the caption "Risk Factors," as well as the following:

  •
  legislative and regulatory changes;

  •
  obtaining necessary regulatory approvals in a timely fashion;

  •
  environmental compliance;

  •
  changes in energy commodity market conditions;

  •
  weather conditions;

  •
  general economic and competitive conditions;

  •
  increased competition in deregulated energy markets;

  •
  inflation rates;

  •
  changes in commodity prices and our hedging strategies;

  •
  estimating quantities of proved gas reserves and in projecting future rates of production and timing of development expenditures;

  •
  timing, success rates, and costs of drilling wells;

  •
  fluctuations in future gas prices;

  •
  curtailments or disruptions in production, gathering, or the ability to acquire and apply technology to our operations;

  •
  the ability to efficiently operate, gather, and market natural gas;

  •
  the ability to develop, finance, and complete energy infrastructure projects;

  •
  acquisition and disposition strategies;

  •
  changes in relations with employees; and

  •
  availability of financing on favorable terms.

        Whether actual results and developments conform with our expectations and predictions is subject to a number of risks and uncertainties, including, without limitation, the information discussed under the heading "Risk Factors" in this prospectus as well as additional factors beyond our control. Forward-looking statements speak only as of the dates they were made and we undertake no obligation to update them, whether as a result of new information, future events or otherwise. You are advised to consult any additional disclosures we may make in our reports filed with the Securities and Exchange Commission ("SEC").

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are incorporating by reference in this prospectus the documents we file with the SEC. This means that we are disclosing important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We have previously filed the following documents with the SEC and we are incorporating them by reference into this prospectus:

  •
  Annual Report on Form 10-K for the year ended December 31, 2002 filed by us on March 3, 2003, as amended by the Annual Report on Form 10-K/A, filed by us on March 5, 2003, and as amended by the Annual Report on Form 10-K/A, filed by us on September 24, 2003;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed by us on May 8, 2003, as amended by the Quarterly Report on Form 10Q/A, filed by us on September 24, 2003;

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed by us on August 14, 2003;

  •
  Current Reports on Form 8-K filed by us on February 4, 2003 and February 18, 2003;

  •
  Proxy Statement on Schedule 14A as filed by us on March 18, 2003; and

  •
  All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering pursuant to this prospectus.

        Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        As used in this prospectus, the term "prospectus" means this prospectus, including the documents incorporated by reference, as the same may be amended, supplemented or otherwise modified from time to time. We will provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated in this prospectus by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) and a copy of any or all other contracts or documents which are referred to in this prospectus. You may request a copy of these filings from us at the address and telephone number set forth under the heading "Where You Can Find More Information."

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended June 30,		Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998(1)
Ratio of Earnings to Fixed Charges	6.53	7.12	6.73	5.75	2.67	3.36	N/A

(1)
Earnings were inadequate to cover fixed charges by $55 million for the year ended December 31, 1998.

•
The ratio of earnings to fixed charges is calculated as follows:

(earnings)
(fixed charges)

  •
  For purposes of calculating the ratios, earnings consist of:

  •
  income before income taxes, discontinued operations, extraordinary charges, and cumulative effect of accounting changes;

  •
  plus fixed charges;

  •
  plus minority interest in income of majority owned subsidiaries;

  •
  plus amortization of capitalized interest;

  •
  minus capitalized interest; and

  •
  minus losses recognized in pre-tax income of less than 50% owned persons.

  •
  For purposes of calculating the ratios, fixed charges consist of:

  •
  interest on debt;

  •
  amortization of debt expense;

  •
  capitalized interest; and

  •
  the interest portion of rental expense on operating leases.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Outstanding Orignal Notes

        On February 27, 2003, we sold the original notes to Goldman, Sachs & Co., Lehman Brothers Inc., Salomon Smith Barney Inc., Banc One Capital Markets, Inc., Barclays Capital Inc., SunTrust Capital Markets, Inc., BNY Capital Markets, Inc., and Fifth Third Securities, Inc. These initial purchasers subsequently resold the original notes to qualified institutional buyers in accordance with Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. When we sold the original notes, we entered into a registration rights agreement with the initial purchasers. The registration rights agreement requires that we register the exchange notes with the SEC and offer to exchange the registered exchange notes for the outstanding original notes sold on February 27, 2003.

        In the event that:

  •
  we fail to file the registration statement of which this prospectus forms a part with the SEC on or prior to the 90th day after the issue date of the original notes;

  •
  the registration statement of which this prospectus forms a part is not declared effective by the SEC on or prior to the 180th day after the issue date of the original notes;

  •
  the exchange offer is not consummated on or before the 210th day after the issue date of the original notes;

  •
  we are obligated to file the shelf registration statement, we fail to file the shelf registration statement with the SEC on or prior to the shelf filing date;

  •
  we are obligated to file a shelf registration statement, the shelf registration statement is not declared effective on or prior to the 90th day after the shelf filing date; or

  •
  after the registration statement of which this prospectus forms a part or the shelf registration statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable;

we will be required to pay additional interest to each holder of original notes and exchange notes, as applicable, during the period of the above registration defaults in an amount equal to 0.25% per year of the principal amount of the notes held by such holder during the first 90-day period immediately following the registration default, increasing by an additional 0.25% per year during each subsequent 90-day period, up to a maximum additional interest rate of 0.50% per year until all registration defaults have been cured.

        We will accept any original notes that you validly tender and do not withdraw before 5:00 p.m., New York City time, on November 14, 2003 ("expiration date"). We will issue $1,000 of principal amount of exchange notes in exchange for each $1,000 principal amount of your outstanding original notes. You may tender some or all of your original notes in the exchange offer, but only in integral multiples of $1,000.

        The form and terms of the exchange notes are the same as the form and terms of the outstanding original notes except that:

  •
  the exchange notes being issued in the exchange offer will be registered under the Securities Act and will not have legends restricting their transfer;

  •
  the provisions for payment of additional interest in case of non-registration will be eliminated;

  •
  the exchange notes being issued in the exchange offer will not have the registration rights applicable to the original notes; and

  •
  interest on the exchange notes will accrue from the last interest date to which interest was paid on your original notes or, if none, from the date of issuance.

        Outstanding original notes that we accept for exchange will not accrue interest after we complete the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time, on the expiration date, unless we extend it. If we extend the exchange offer prior to the expiration of the exchange offer, we will issue a notice by press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        If we extend the exchange offer prior to the expiration of the exchange offer, original notes that you have previously tendered will still be subject to the exchange offer, and we may accept them.

        To the extent we are legally permitted to do so, we reserve the right prior to the expiration of the exchange offer, in our sole discretion:

  •
  to delay accepting your original notes;

  •
  to terminate the exchange offer and not accept any original notes for exchange if any of the conditions have not been satisfied; or

  •
  to amend the exchange offer in any manner.

        Any such delay in acceptance, termination or amendment will be followed promptly by oral or written notice to the registered holders of original notes.

        Without limiting the manner by which we may choose to give notice of any extension, delay in acceptance, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

        We will promptly return your original notes without expense to you after the exchange offer expires or terminates if we do not accept them for exchange for any reason.

Procedures for Tendering Original Notes

        Only you may tender your original notes in the exchange offer. To tender your original notes in the exchange offer, you must:

  •
  complete, sign, and date the letter of transmittal which accompanied this prospectus, or a copy of it;

  •
  have the signature on the letter of transmittal guaranteed if required by the letter of transmittal; and

  •
  mail, fax or otherwise deliver the letter of transmittal or copy to the exchange agent;

OR

if you tender your notes under The Depository Trust Company's book-entry transfer procedures, arrange for The Depository Trust Company ("DTC") to transmit an agent's message to the exchange agent on or before the expiration date.

        In addition, either:

  •
  the exchange agent must receive certificates for outstanding original notes and the letter of transmittal;

  •
  the exchange agent must receive a timely confirmation of a book-entry transfer of your original notes into the exchange agent's account at DTC, along with the agent's message; or

  •
  you must comply with the guaranteed delivery procedures described below.

        An agent's message is a computer-generated message transmitted to the exchange agent by DTC through its Automated Tender Offer Program. To tender your original notes effectively, a tendering party must make sure that the exchange agent receives a letter of transmittal and other required documents or an agent's message before the expiration date. When you tender your outstanding original notes and we accept them, the tender will be a binding agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

        The method of delivery to the exchange agent of original notes, letters of transmittal, and all other required documents is at your election and risk. We recommend that you use an overnight or hand delivery service instead of mail. If you do deliver by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow enough time to make sure your documents reach the exchange agent before the expiration date. Do not send a letter of transmittal or notes directly to us. You may request your brokers, dealers, commercial banks, trust companies, or nominees to make the exchange on your behalf.

        Unless you are a registered holder who requests that the exchange notes be mailed to you and issued in your name, or unless you are an Eligible Institution, you must have your signature on a letter of transmittal or a notice of withdrawal guaranteed by an Eligible Institution. An "Eligible Institution" is a firm which is a financial institution that is a member of a registered national securities exchange or a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

        If the person who signs the letter of transmittal and tenders the original notes is not the registered holder of the original notes, the registered holders must endorse the original notes or sign a written instrument of transfer or exchange that is included with the original notes, with the registered holder's signature guaranteed by an Eligible Institution. We will decide whether the endorsement or transfer instrument is satisfactory.

        We will decide all questions about the validity, form, eligibility, acceptance, and withdrawal of tendered original notes, and our determination will be final and binding on you. We reserve the absolute right to:

  •
  reject all tenders of original notes not properly tendered;

  •
  refuse to accept any original note if, in our judgment or the judgment of our counsel, the acceptance would be unlawful; and

  •
  waive any defects or irregularities or conditions of the exchange offer prior to the expiration date. This includes the right to waive the ineligibility of all note holders who seek to tender original notes in the exchange offer. Any such waivers shall apply to all holders of original notes on the same terms and conditions. If necessary, we will extend the exchange offer so that the offer will remain open for at least five business days following any waiver of a condition by us that constitutes a material change to the terms of the exchange offer. See "Exchange Offer—Conditions to the Exchange Offer."

        Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of original notes as we will determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of original notes.

        If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any notes or power of attorney on your behalf, those persons must indicate their capacity when signing, and submit to us with the letter of transmittal satisfactory evidence demonstrating their authority to act on your behalf.

        To participate in the exchange offer, we require that you represent to us that:

  •
  you or any other person acquiring exchange notes for your original notes in the exchange offer is acquiring them in the ordinary course of business;

  •
  neither you nor any other person acquiring exchange notes in exchange for your original notes is engaging in or intends to engage in a distribution of the exchange notes issued in the exchange offer;

  •
  neither you nor any other person acquiring exchange notes in exchange for your original notes has an arrangement or understanding with any person to participate in the distribution of exchange notes issued in the exchange offer;

  •
  neither you nor any other person acquiring exchange notes in exchange for your original notes is our "affiliate" as defined under Rule 405 of the Securities Act; and

  •
  if you or another person acquiring exchange notes for your original notes is a broker-dealer, you will receive exchange notes for your own account, you acquired exchange notes as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus in connection with any resale of your exchange notes which meets the requirements of the Securities Act and which may be this prospectus.

        The delivery of an agent's message to the exchange agent on your behalf will be deemed a representation by you to the effects stated above.

        By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us in writing before using the prospectus in connection with the resale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished to the broker-dealer copies of any amendment or supplement to the prospectus. We have agreed in the registration rights agreement that for a period of 180 days after the effective date of the registration statement of which this prospectus is a part we will make this prospectus, as amended or supplemented, available to any broker-dealer who requests it in writing for use in connection with any such resale.

        If you are our "affiliate," as defined under Rule 405 of the Securities Act, you are a broker-dealer who acquired your original notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of exchange notes acquired in the exchange offer, you or that person:

  •
  may not rely on the applicable interpretations of the staff of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act when reselling the exchange notes.

        Broker-dealers who cannot make the representations in the fifth bullet point of the paragraph above cannot use this exchange offer prospectus in connection with resales of exchange notes.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

        We will accept validly tendered original notes when the conditions to the exchange offer have been satisfied or waived by us prior to the expiration of the exchange offer. All conditions to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer. If necessary, we will extend the exchange offer so that the offer will remain open for at least five business days following any waiver of a condition by us that constitutes a material change to the terms of the exchange offer. See "The Exchange Offer—Conditions to the Exchange Offer." We will have accepted your validly tendered original notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If we do not accept any tendered original notes for exchange because of an invalid tender or other valid reason, the exchange agent will promptly return the certificates, without expense, to the tendering holder. If a holder has tendered original notes by book-entry transfer, we will credit the notes to an account maintained with DTC. We will return certificates or credit the account at DTC promptly after the exchange offer terminates or expires.

Book-Entry Transfers

        The exchange agent will make a request to establish an account at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of outstanding original notes by causing DTC to transfer those outstanding original notes into the exchange agent's account at DTC in accordance with DTC's Automated Tender Offer Procedures. The participant should transmit its acceptance to DTC on or before the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify acceptance, execute a book-entry transfer of the tendered outstanding original notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

  •
  be transmitted to and received by the exchange agent at the address listed below under "Exchange Agent" on or before the expiration date; or

  •
  the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

        If you are a registered holder of outstanding original notes who desires to tender original notes but your original notes are not immediately available, or time will not permit your original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if:

  •
  you tender the original notes through an Eligible Institution;

  •
  before the expiration date, the exchange agent receives from the Eligible Institution a notice of guaranteed delivery in the form we have provided ("Notice of Guaranteed Delivery"). The Notice of Guaranteed Delivery will state the name and address of the holder of the original notes being tendered and the amount of original notes being tendered, that the tender is being made, and guarantee that within five New York Stock Exchange trading days after the Notice of Guaranteed Delivery is signed, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, together with a properly completed and signed letter of transmittal with any required signature guarantees, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

  •
  the certificates for all physically tendered outstanding original notes, in proper form for transfer, or a book-entry confirmation, together with a properly completed and signed letter of transmittal with any required signature guarantees, and all other documents required by the letter of transmittal, are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

        You may withdraw your tender of original notes at any time before 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you must make sure that, before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives a written notice of withdrawal at one of the addresses below or, if you are a participant of DTC, an electronic message using DTC's Automated Tender Offer Program.

        A notice of withdrawal must:

  •
  specify the name of the person that tendered the original notes to be withdrawn;

  •
  identify the original notes to be withdrawn, including the principal amount of the original notes;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered or be accompanied by documents of transfer; and

  •
  if you have transmitted certificates for outstanding original notes, specify the name in which the original notes are registered, if different from that of the withdrawing holder, and identify the serial numbers of the certificates.

        If you have tendered original notes under the book-entry transfer procedure, your notice of withdrawal must also specify the name and number of an account at DTC to which your withdrawn original notes can be credited.

        We will decide all questions as to the validity, form, and eligibility of the notices and our determination will be final and binding on all parties. Any tendered original notes that you withdraw will not be considered to have been validly tendered. We will return any outstanding original notes that have been tendered but not exchanged, or credit them to DTC account, promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn original notes before the expiration date by following one of the procedures described above.

Conditions to the Exchange Offer

        We are not required to accept for exchange, or to issue exchange notes in exchange for, any outstanding original notes. We may terminate or amend the exchange offer prior to the expiration of the exchange offer, if at any time before the acceptance of original notes:

  •
  any federal law, statute, rule or regulation has been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  •
  if any stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939; or

  •
  there is a change in the current interpretation by the staff of the SEC which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer exchange notes issued in the exchange offer without registration of the exchange notes and delivery of a prospectus, as discussed above.

        These conditions are for our sole benefit and we may assert or waive them at any time and for any reason prior to the expiration of the exchange offer. However, the exchange offer will remain open for at least five business days following any waiver of the preceding conditions. Our failure to exercise any of the foregoing rights will not be a waiver of our rights.

Exchange Agent

        You should direct all signed letters of transmittal to the exchange agent, The Bank of New York. You should direct questions, requests for assistance, and requests for additional copies of this prospectus, the letter of transmittal, and the Notice of Guaranteed Delivery to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Hand Delivery:
The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street–7E New York, NY 10286 Attention: Ms. Carolle Montreuil	The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street–Lobby Window New York, NY 10286 Attention: Ms. Carolle Montreuil
By Overnight Courier:	By Facsimile:
The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street–7E New York, NY 10286 Attention: Ms. Carolle Montreuil	(212) 298-1915 Attention: Ms. Carolle Montreuil Confirmed by telephone: (212) 815-5920

        Delivery or fax of the letter of transmittal to an address or number other than those above is not a valid delivery of the letter of transmittal.

Fees and Expenses

        We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses. The expenses to be incurred in connection with the exchange offer will be paid by us. These expenses will include reasonable and customary fees and out-of-pocket expenses of the exchange agent and reasonable out-of-pocket expenses incurred by brokerage houses and other fiduciaries in forwarding materials to beneficial holders in connection with the exchange offer.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the existing original notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the exchange notes.

Transfer Taxes

        If you tender outstanding original notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register exchange notes in the name of, or request that your original notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for paying any transfer tax owed.

You May Suffer Adverse Consequences if You Fail to Exchange Outstanding Original Notes

        Original notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to existing restrictions upon transfer under the Securities Act. Upon completion of the exchange offer, you will no longer be entitled to any exchange or registration rights with respect to your original notes except under limited circumstances where we would be required to file a shelf registration statement under the terms of the registration rights agreement. Accordingly, if you do not tender your notes in the exchange offer, your ability to sell your original notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the indenture provides for should we not complete the exchange offer.

        Holders of the exchange notes issued in the exchange offer and original notes that are not tendered in the exchange offer will vote together as a single class under the indenture.

Consequences of Exchanging Outstanding Original Notes

        If you make the representations that we discuss above, we believe that you may offer, sell or otherwise transfer the exchange notes to another party without registration of your notes or delivery of a prospectus.

        We base our belief on interpretations by the staff of the SEC in no-action letters issued to third parties. If you cannot make these representations, you cannot rely on this interpretation by the SEC's staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the original notes. A broker-dealer that receives exchange notes for its own account in exchange for its outstanding original notes must acknowledge that it acquired the original notes as a result of market making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers who can make these representations may use this exchange offer prospectus, as supplemented or amended, in connection with resales of exchange notes issued in the exchange offer. We have agreed in the registration rights agreement that for a period of 180 days after the effective date of the registration statement of which this prospectus is a part we will make this prospectus, as amended or supplemented, available to any broker-dealer who requests it in the letter of transmittal for use in connection with any such resale.

        However, because the SEC has not issued a no-action letter in connection with this exchange offer, we cannot be sure that the staff of the SEC would make a similar determination regarding the exchange offer as it has made in similar circumstances.

Shelf Registration

        The registration rights agreement requires that we file a shelf registration statement if:

  •
  we are not permitted to effect the exchange offer as contemplated by this prospectus because of any change in law or applicable interpretations of the law by the staff of the SEC;

  •
  for any other reason the exchange offer is not consummated within 210 days after the date of issuance of the original notes;

  •
  any initial purchaser so requests with respect to original notes held by the initial purchasers that are not eligible to be exchanged for exchange notes in the exchange offer;

  •
  any applicable law or interpretations do not permit any holder of original notes to participate in the exchange offer; or

  •
  any holder of original notes that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered original notes.

        Original notes will be subject to restrictions on transfer until:

  •
  the date on which that original note has been exchanged for a freely transferable exchange note in the exchange offer;

  •
  the date on which that original note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

  •
  the date on which that original note is distributed to the public pursuant to Rule 144 under the Securities Act or may be sold under Rule 144(k) under the Securities Act.

Regulatory Requirements

        The completion of the exchange offer is not contingent upon or subject to any federal or state regulatory compliance or approvals.

USE OF PROCEEDS

        We are making the exchange offer to satisfy our obligation under the registration rights agreement we entered into with the initial purchasers when we issued the original notes. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive an equal principal amount of original notes. The original notes surrendered in exchange for the exchange notes will be retired and cancelled.

        The proceeds from the issuance and sale of the original notes were $197,982,000 after deducting initial purchasers' commissions and other estimated offering expenses. The proceeds were used to redeem all $125 million of 7.35% Capital Securities issued by Equitable Resources Capital Trust I, a subsidiary trust. These securities were redeemed on April 23, 2003. The remainder of the net proceeds from the sale of the notes were added to our general funds and were used to reduce or refinance our outstanding commercial paper, to prefund approximately $25 million in current maturities of long-term debt and for general corporate purposes.

CAPITALIZATION

        The following table sets forth our consolidated capitalization as of June 30, 2003 on a historical basis and as adjusted to give effect to (i) the issuance on February 27, 2003 of $200 million 5.15% notes due 2018, and (ii) the redemption on April 23, 2003 of 100% of our 7.35% Capital Securities due April 15, 2038.

As of June 30, 2003[1]
Actual
(in thousands except shares and per share data) (Unaudited)
Cash and cash equivalents	$23,118
Short term debt and obligations:
Current portion of nonrecourse project financing	15,888
Current portion of debentures and medium term notes	30,259
Short-term loans	63,200
Prepaid gas forward sale	38,444
Current portion of project financing obligations	67,754
Total short term debt and obligations	215,545
Long-term debt:
7.75% Debentures due 2026[2]	115,000
Medium Term Notes (Series A, B and C)[3]	113,689
5.15% Notes due 2012[2]	200,000
5.15% Notes due 2018	200,000
Other long term obligations:
Prepaid gas forward sale	31,228
Nonrecourse project financing obligations	13,772
Total long term debt and obligations	673,689
Preferred trust securities:	—
Common stockholders' equity:
Common stock, no par value, 160,000 shares authorized; 74,504 shares issued and outstanding	340,415
Treasury stock, shares at cost: 12,162	287,307
Retained earnings	856,976
Accumulated other comprehensive loss	(67,683)
Total common stockholders' equity	842,401

(1)
We issued the original notes (net of fees and expenses related thereto) and applied of the proceeds as described in "Use of Proceeds" in the first quarter of 2003. Note issuance expenses were approximately $1,850,000. A portion of the net proceeds of $197,982,000 from the issuance of the original notes were used to redeem all $125 million of 7.35% Capital Securities issued by Equitable Resources Capital Trust I, our subsidiary trust. The Capitalization Table reflects these transactions.

The remainder of the net proceeds from the sale of the original notes was added to our general funds and used to reduce or refinance our outstanding commercial paper, to prefund approximately $25 million in current maturities of long-term debt and for general corporate purposes. All of these activities are included in the actual amounts at June 30, 2003.

(2)
The 7.75% Debentures due 2026 and the 5.15% Notes due 2012 were issued under the same indenture under which the exchange notes offered in this prospectus are to be issued and are subject to the same covenants, defaults and other terms applicable to the exchange notes offered by this prospectus.

(3)
The Series A, Series B and Series C medium term notes were issued pursuant to an indenture between us and Bankers Trust Company, as trustee, dated as of April 1, 1983. The Bankers Trust indenture does not have any restrictions on additional funded indebtedness or other covenants that would be impacted by the issuance of the exchange notes offered by this prospectus.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following year ended annual selected financial data are derived from the consolidated financial statements of Equitable Resources, Inc. which have been audited by Ernst & Young LLP, independent auditors. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information incorporated by reference in this prospectus. The selected financial information presented for the six months ended June 30, 2003 and 2002 is unaudited. In the opinion of management, the unaudited selected financial information has been prepared on the same basis as the audited selected consolidated financial information and includes all adjustments, consisting of normal recurring adjustments, necessary to present fairly our results of operations and financial position as of the dates and for the periods presented. The unaudited selected financial information for the six months ended June 30, 2003 is not necessarily indicative of results that may be expected for any other interim period or for the full year ending December 31, 2003. You should read the following information in conjunction with our consolidated financial statements and related notes incorporated in this prospectus by reference.

	Six Months Ended June 30,		Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(in thousands except per share data) (unaudited)
Results of Operations Data:
Operating Revenues(1)	$560,818	$520,714	$1,069,068	$1,109,334	$1,036,531	$884,625	$830,986
Net operating revenues	320,422	284,894	562,705	567,608	576,951	455,350	401,696
Operations and maintenance	37,456	35,996	73,430	80,607	103,020	74,424	74,859
Production and exploration	17,786	12,841	27,111	34,500	45,870	35,142	56,779
Selling, general, and administrative expense	61,065	48,948	109,825	124,743	116,050	102,307	114,846
Interest expense	23,103	18,838	38,787	41,098	75,661	37,132	40,302
Other cost (income)	9,279	—	—	—	390	—	—
Equity earnings (losses) from nonconsolidated investments and minority interest	6,365	(2,810)	(10,566)	26,101	25,161	2,683	2,667

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	139,249	123,204	228,218	239,531	163,344	108,486	(49,433)
Provisions (benefit) for income taxes	43,375	41,643	77,592	87,723	57,171	39,356	(22,381)

Income from continuing operations	95,874	81,561	150,626	151,808	106,173	69,130	(27,052)

Net income (loss)	$92,318	$85,042	$154,107	$151,808	$106,173	$69,130	$(44,119)

Cash Flow Data:
Net cash provided by operating activities	$145,503	$176,551	$213,017	$129,869	$361,153	$154,318	$90,227
Net cash (used in) provided by investing activities	(128,285)	(22,787)	(167,666)	(125,761)	(363,008)	(137,543)	142,003
Net cash (used in) provided by financing activities	(11,848)	(176,944)	(57,225)	(26,509)	35,847	(101,188)	(199,228)

Financial Position Data:
Cash	$23,118	$6,442	$17,748	$92,578	$52,023	$18,031	$102,444
Accounts receivable, net	145,551	98,521	160,778	132,750	300,399	148,103	199,362
Inventories	99,091	61,707	74,735	96,445	85,246	40,859	33,743
Total current assets	420,796	323,536	430,051	613,344	583,736	326,838	451,442
Property and equipment, net	1,687,893	1,463,258	1,561,815	1,414,277	1,419,429	1,221,431	1,194,443
Regulatory assets	72,587	81,007	79,611	80,225	62,755	63,382	65,983
Goodwill	51,656	51,656	51,656	57,364	60,635	64,382	68,128
Long-term receivables	7,952	18,819	7,606	49,577	22,843	72,668	63,423
Total assets	2,717,332	2,239,090	2,436,891	2,518,747	2,424,914	1,789,574	1,860,856
Current portion of long-term debt	30,259	16,381	40,305	16,696	10,561	—	74,136
Total current liabilities	635,889	58,655	551,740	660,992	845,581	443,246	441,960
Long-term debt, less current portion	628,689	271,150	447,000	271,250	271,250	298,350	281,350
Deferred taxes	401,585	341,056	350,690	364,633	247,833	183,896	172,676
Other liabilities and deferred credits	208,768	249,418	183,822	250,718	225,016	96,272	131,451
Preferred trust securities	—	125,000	125,000	125,000	125,000	125,000	125,000
Total stockholder's equity	842,401	793,711	778,639	846,154	693,695	642,810	708,419
Other Data:
EBITDA(2)	$200,330	$175,580	$336,453	$353,859	$336,782	$246,340	$76,039
EBITDA(2) to interest expense	8.7	9.3	8.7	8.6	4.5	6.6	1.9
Ratio of earnings to fixed charges(3)	6.53	7.12	6.73	5.75	2.67	3.36	N/A
Cash dividends declared per share of common stock(4)	0.50	0.34	0.67	0.628	0.59	0.59	0.59
Total dividends paid	22,847	20,783	41,809	40,356	38,490	40,384	43,800
Capital expenditures	90,635	86,716	218,494	132,679	123,727	101,991	158,714
Business acquisitions	—	—	—	—	677,235	40,128	—
Depreciation, depletion, and amortization(5)	37,978	33,538	69,448	73,230	97,777	100,722	85,170

(1)
Operating revenues for years prior to 2002 have been reclassified to reflect all gains and losses associated with our energy trading activities on a net basis as required by the Financial Accounting Standards Board's (FASB) Emerging Issues Task Force (EITF) in EITF No. 02-3, "Recognition and Reporting of Gains and Losses on Energy Trading Contracts under EITF Issues No. 98-10 and No. 00-17."

(2)
Earnings before interest, income taxes, depreciation, and amortization ("EBITDA") is presented as a measure of our ability to service our debt and to make capital expenditures. EBITDA is not a measure of operating results and is not presented in our consolidated financial statements and is not considered a qualified financial measurement under U.S. generally accepted accounting principles. We have provided the following table to reconcile EBITDA to net income:

	Six Months Ended June 30,		Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Net Income	$92,318	$85,042	$154,107	$151,808	$106,173	$69,130	$(44,119)
Cumulative effect of accounting change	3,556	5,519	5,519	—	—	—	—
Income (loss) from discontinued operations	—	(9,000)	(9,000)	—	—	—	8,804
Extraordinary loss on early extinguishment of debt	—	—	—	—	—	—	8,263
Interest	23,103	18,838	38,787	41,098	75,661	37,132	40,302
Taxes	43,375	41,643	77,592	87,723	57,171	39,356	(22,381)
Depreciation, depletion and amortization	37,978	33,538	69,448	73,230	97,777	100,722	85,170
EBITDA	$200,330	$175,580	$336,453	$353,859	$336,782	$246,340	$76,039

(3)
Earnings were inadequate to cover fixed charges by $55 million for the year ended December 31, 1998.

(4)
Adjusted to reflect the two-for-one stock split effective June 11, 2001.

(5)
In 2002, we adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets," which eliminates amortization expense on goodwill. Prior to the adoption of this statement, amortization of goodwill was provided in the straightline method over a life of 20 years.

DESCRIPTION OF EXCHANGE NOTES

        The following description is only a summary of certain provisions of the Indenture and the exchange notes, copies of which are available upon request to us at the address set forth under "Where You Can Find More Information." In this summary, the term Equitable refers only to Equitable Resources, Inc. and not to any of its subsidiaries or affiliates. You can find the definitions of capitalized terms used in this description under the subheading "Certain Definitions." Certain defined terms used in this description but not defined below under "Certain Definitions" have the meanings assigned to them in the Indenture. We urge you to read the Indenture and the exchange notes, together with the registration rights agreement, because they, and not this description, define your rights as holders of the exchange notes.

General

        The exchange notes are to be a series of debt securities issued under an Indenture, dated as of July 1, 1996 (the "Indenture") between Equitable and The Bank of New York (as successor to Bank of Montreal Trust Company), as Trustee (the "Trustee"). The terms of the notes were established in an officer's declaration pursuant to the authorization of our board of directors in accordance with the Indenture.

        The exchange notes will mature on March 1, 2018. Interest on the exchange notes will accrue at the rate of 5.15% per year and will be payable semi-annually in arrears on each March 1, and September 1, commencing on September 1, 2003. Equitable will make each interest payment to the holders of record of the exchange notes on the immediately preceding February 15 and August 15. The registered holder of an exchange note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

        The interest rate on the original notes and exchange notes is subject to increase in certain circumstances. We will pay additional cash interest on the applicable original notes and exchange notes:

  •
  if we fail to file the registration statement of which this prospectus forms a part with the SEC on or prior to the 90th day after the issue date of the original notes;

  •
  if the registration statement of which this prospectus forms a part is not declared effective by the SEC on or prior to the 180th day after the issue date of the original notes;

  •
  if the exchange offer is not consummated on or before the 210th day after the issue date of the original notes;

  •
  if obligated to file the shelf registration statement, we fail to file the shelf registration statement with the SEC on or prior to the shelf filing date;

  •
  if obligated to file a shelf registration statement, the shelf registration statement is not declared effective on or prior to the 90th day after the shelf filing date; or

  •
  after the registration statement of which this prospectus forms a part or the shelf registration statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable.

        We will be required to pay additional interest to each holder of original notes and exchange notes, as applicable, during the period of the above registration defaults in an amount equal to 0.25% per year of the principal amount of the notes held by such holder during the first 90-day period immediately following the registration default, increasing by an additional 0.25% per year during each subsequent 90-day period, up to a maximum additional interest rate of 0.50% per year until all registration defaults have been cured.

        The exchange notes will be senior, unsecured obligations of Equitable and will rank on a parity with all of Equitable's other outstanding unsecured and unsubordinated indebtedness. The exchange notes will be represented by Global Securities, which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, and registered in the name of DTC's nominee. Each note represented by a Global Security is referred to herein as a "Book-Entry Note."

        The Indenture does not limit the amount of exchange notes or other debt securities of Equitable that may be issued under the Indenture. Equitable has issued, and is permitted to continue to issue, additional series of debt securities under the Indenture. Equitable may also at any time and from time to time, without notice to or consent of the holders, issue additional debt securities of the same tenor, coupon and other terms as the exchange notes so that such debt securities and the exchange notes offered pursuant to this prospectus shall form a single series. References herein to the exchange notes shall include (unless the context otherwise requires) any further exchange notes issued as described in this paragraph.

        Unless otherwise provided and except with respect to Book-Entry Notes, principal of and premium, if any, and interest, if any, on the exchange notes will be payable, and the transfer of exchange notes will be registrable, at the Corporate Trust Office of the Trustee, except that, at the option of Equitable, interest may be paid by mailing a check to, or by wire transfer to, the holders of the exchange notes entitled thereto. For a description of payments of principal of, and premium, if any, and interest on, and transfer of, Book-Entry Notes, and exchanges of Global Securities representing Book-Entry Notes, see "Book-Entry, Delivery, and Form."

        The exchange notes will be issued only in fully registered form without coupons and only in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of the exchange notes, but Equitable may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Optional Redemption

        We may redeem the exchange notes, in whole or in part, at any time or from time to time at a redemption price equal to the greater of:

  •
  100% of the principal amount of the exchange notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption; or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the exchange notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30 day months) at the applicable Treasury Rate plus 20 basis points plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

        For purposes of determining the optional redemption price, the following definitions are applicable:

        "Treasury Rate" means, with respect to any redemption date for the exchange notes,

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issuer will be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month); or

  •
  if the release referred to in the previous bullet (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

        The Treasury Rate will be calculated on the third business day preceding the redemption date.

        "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("remaining life") of the exchange notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the exchange notes.

        "Comparable Treasury Price" means, with respect to any redemption date:

  •
  the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or

  •
  if the Independent Investment Banker is unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the Independent Investment Banker.

        "Independent Investment Banker" means either Goldman, Sachs & Co., Lehman Brothers Inc., or Salomon Smith Barney Inc. as specified by us, or if these firms are unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

        "Reference Treasury Dealer" means (1) Goldman, Sachs & Co., Lehman Brothers Inc., and Salomon Smith Barney Inc. (and their respective successors), provided however, that if either of the foregoing shall cease to be a primary U.S. government securities dealer (a "Primary Treasury Dealer"), we will substitute therefore another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by us after consultation with the Independent Investment Banker.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for the exchange notes, an average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the exchange notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of exchange notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the exchange notes or portions of the exchange notes called for redemption. If fewer than all of the exchange notes are to be redeemed, the Trustee will select, not more than 60 days prior to the redemption date, the particular exchange notes or portions thereof for redemption from the outstanding exchange notes not previously called by such method as the Trustee deems fair and appropriate.

        Except as set forth above, the exchange notes will not be redeemable by the Company prior to maturity and will not be entitled to the benefit of any sinking fund.

Certain Covenants

        The Indenture contains certain covenants, including, among others, those described below. Except as set forth below, Equitable will not be restricted by the Indenture from incurring any type of indebtedness or other obligation. In addition, the Indenture does not contain any provisions that would require Equitable to repurchase or redeem or otherwise modify the terms of any of the exchange notes upon a change in control or other events involving Equitable which may adversely affect the creditworthiness of the exchange notes. The Indenture does not restrict the ability of Equitable or its subsidiaries to transfer assets to and among Equitable's subsidiaries.

  Restriction on Liens

        The Indenture provides that Equitable will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any Debt which is secured by a mortgage, pledge, security interest or lien (any mortgage, pledge, security interest or lien being hereinafter referred to as a "lien" or "liens") upon any Principal Property of Equitable or of any Restricted Subsidiary or upon any shares of stock or Debt issued by any Restricted Subsidiary, whether now owned or hereafter acquired, without effectively providing that the exchange notes (together with, if Equitable so determines, any other indebtedness of or guaranty by Equitable or such Restricted Subsidiary then existing or thereafter created which is not subordinated to the exchange notes) will be secured equally and ratably with (or at Equitable's option, prior to) such secured Debt so long as such Debt is so secured; provided, however, that the foregoing will not restrict or apply to Debt secured by:

  •
  liens on property of, or shares of stock or Debt Issued by, any Subsidiary existing at the time such Subsidiary becomes a Restricted Subsidiary; provided, that such lien has not been incurred in connection with the transfer by Equitable or a Restricted Subsidiary of a Principal Property to such Subsidiary unless Equitable, within 180 days of the effective date of such transfer, applies or causes a Restricted Subsidiary to apply an amount equal to the fair value, as determined by the Board of Directors, of such Principal Property at the time of such transfer, to the retirement of the exchange notes or other Debt of Equitable (other than Debt subordinated to the exchange notes), or Debt of any Restricted Subsidiary (other than Debt owed to Equitable or any Restricted Subsidiary), having a stated maturity:

  •
  more than 12 months from the date of such application; or

  •
  which is extendable at the option of the obligor thereon to a date more than 12 months from the date of such application;

  •
  liens on any property or shares of stock or Debt existing at the time of acquisition thereof by Equitable or a Restricted Subsidiary, or liens to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property, shares of stock or Debt or the completion of any such construction, whichever is later, for the purpose of financing all or any part of the purchase price or construction cost thereof;

  •
  liens on any property to secure all or any part of the cost of development, construction, alteration, repair or improvement of all or any port of such property, or to secure Debt incurred prior to, at the time of, or within 180 days after, the completion of such development, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any part of such cost;

  •
  liens which secure Debt owed by a Restricted Subsidiary to Equitable or to another Restricted Subsidiary or by Equitable to a Restricted Subsidiary so long as the Debt is held by Equitable or a Restricted Subsidiary;

  •
  liens securing Debt of a corporation or other Person which becomes a successor of Equitable in accordance with the terms of the Indenture other than Debt incurred by such corporation or other Person in connection with a consolidation, merger or sale of assets in accordance with the terms of the Indenture;

  •
  liens on property of Equitable or a Restricted Subsidiary in favor of the United States or any state thereof, or any department, agency of instrumentality or political subdivision of the United States or any state thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction, alteration, repair or improvement of the property subject to such liens (including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financing), or in favor of any trustee or mortgagee for the benefit of holders of indebtedness of any such entity incurred for any such purpose;

  •
  liens securing Debt which is payable, both with (respect to principal and interest, solely out of the proceeds of oil, gas, coal or other minerals to be produced from the property subject thereto and to be sold or delivered by Equitable or a Subsidiary, including any interest of the character commonly referred to as a "production payment";

  •
  liens created or assumed by a Subsidiary on oil, gas, coal or other mineral property, owned or leased by a Subsidiary, to secure Debt of such Subsidiary for the purpose of developing such property, including any interest of the character commonly referred to as a "production payment"; provided, however, that neither Equitable nor any Subsidiary shall assume or guarantee such Debt or otherwise be liable in respect thereof;

  •
  any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in the foregoing bullets or of any Debt secured thereby;

provided, that such extension, renewal or replacement lien is limited to all or any part of the same property that secured the lien extended, renewed for replaced (plus any improvements and construction on such property) and will secure at the time of such extension, renewal or replacement no larger amount of Debt and, in the case of the fourth bullet above, that the Debt being secured thereby is being secured for the same type of Person as the Debt being replaced; and liens not permitted by the preceding bullets if at the time incurring such lien, the aggregate amount of the related Debt plus all other Debt of Equitable and its Restricted Subsidiaries secured by liens which would otherwise be subject to the foregoing restrictions after giving effect to the retirement of any Debt which is currently being retired (not including Debt permitted to be secured under the preceding bullets), plus the aggregate Attributable Debt (determined as of the time of incurring such lien) of Sale and Leaseback Transactions (other than Sale and Leaseback Transactions permitted by the first two bullets below) and in existence at the time of incurring such lien (less the aggregate amount of proceeds of such Sale and Leaseback Transactions which has been applied) in accordance with the third bullet below), does not exceed 10% of Consolidated Net Tangible Assets.

  Restriction on Sale and Leaseback Transactions

        The Indenture further provides that Equitable will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (other than Equitable or another Restricted Subsidiary) providing for the leasing as lessee by Equitable or a Restricted Subsidiary of any Principal Property (except a lease for a term not to exceed three years by the end of which term it is intended that the use of such Principal Property by the lessee will be discontinued and a lease which secures or relates to industrial revenue or pollution control bonds or similar, financing), which was or is owned by Equitable or a Restricted Subsidiary and which has been or is to be sold or transferred by Equitable or a Restricted Subsidiary to such Person more than

180 days after the completion of construction and commencement of full operation of such property by Equitable or such Restricted Subsidiary, to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein referred to as a "Sale and Leaseback Transaction"), unless:

  •
  Equitable or such Restricted Subsidiary would, at the time of entering into such Sale and Leaseback Transaction, be entitled as described in the first nine bullets set forth under "Restrictions on Liens" above, without equally and ratably securing the exchange notes, to issue, assume or guarantee Debt secured by a lien on such Principal Property in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction; or

  •
  the Attributable Debt of Equitable and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions (other than such Sale and Leaseback Transactions as are permitted as described in the bullet above or the bullet below), plus the aggregate principal amount of Debt secured by liens on Principal Properties then outstanding (not including any such Debt secured by liens described in the first nine bullets set forth under "Restrictions on Liens" above) which do not equally and ratably secure the exchange notes, would not exceed 10% of Consolidated Net Tangible Assets; or

  •
  Equitable, within 180 days after any such sale or transfer, applies or causes a Restricted Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or the fair value, as determined by the Board of Directors, of the Principal Property so sold and leased back at the time of entering into such Sale and Leaseback Transaction to the retirement of the exchange notes or other Debt of Equitable (other than Debt subordinated to the exchange notes), or Debt of any Restricted Subsidiary (other than Debt owed to Equitable or any Restricted Subsidiary), having a stated maturity (i) more than 12 months from the date of such application or (ii) which is extendable at the option of the obligor thereon to a date more than 12 months from the date of such application;

provided, that the amount to be so applied will be reduced by (x) the principal amount of exchange notes delivered to the Trustee for retirement and cancellation within 180 days after such sale or transfer, and (y) the principal amount of any such Debt of Equitable or a Restricted Subsidiary other than the exchange notes voluntarily retired by Equitable or a Restricted Subsidiary within 180 days after such sale or transfer.

        Notwithstanding the foregoing, no retirement referred to in the third bullet above may be effected by payment at Maturity.

  Consolidation, Merger and Sale of Assets

        Equitable may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person and Equitable may not permit any Person to consolidate with or merge into Equitable, unless:

  •
  Equitable consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which Equitable is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of Equitable substantially as an entirety is a corporation, partnership or trust, organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes Equitable's obligations on the exchange notes and under the Indenture;

  •
  immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, would have happened and be continuing;

  •
  if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of Equitable would become subject to a lien which would not be permitted by the Indenture, Equitable or such successor Person, as the case may be, takes such steps as are necessary to effectively secure the exchange notes equally and ratably with (or prior to) all indebtedness secured thereby; and

  •
  Equitable delivers to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with the transaction, such supplemental indenture comply with the Indenture and that all conditions precedent in the Indenture provided for relating to such transaction have been complied with.

        Notwithstanding the foregoing, the phrase "substantially as an entirety" is not defined in the indenture and has not been interpreted under New York law to represent a specific quantitative test and, as a consequence, you may not be able to determine when we have entered into a transaction that conveys, transfers or leases our properties and assets substantially as an entirety. As a result of this uncertainty, it may be difficult for you to:

  •
  determine whether our covenant (relating to consolidation, merger, and sale of assets) has been breached;

  •
  declare an event of default; and

  •
  exercise your acceleration rights.

There also can be a disagreement between us and you over whether a specific asset sale or sales triggers a sale of our assets "substantially as an entirety." In the event that you elect to exercise your rights under the indenture and we contested such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase "substantially as an entirety."

General Limitations on Payment of Dividends and Making Distributions

        Pennsylvania law prohibits the payment of dividends or the repurchase of our shares if we are insolvent or if we would become insolvent after the dividend or repurchase.

Certain Definitions

        Certain terms used in this description are defined in the Indenture as follows:

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such Sale and Leaseback Transaction, as determined in good faith by Equitable) of the obligation of the lessee thereunder for net rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates or similar charges and any amounts required to be paid by such lessee thereunder contingent upon monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

        "Consolidated Net Tangible Assets" means the aggregate amount of assets of Equitable and its consolidated Subsidiaries (less applicable reserves) after deducting therefrom (a) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities except for current maturities of long-term debt, current maturities of capitalized lease obligations, indebtedness for borrowed money having a maturity of less than 12 months from the date of the most recent audited consolidated balance sheet of Equitable, but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower, and deferred income taxes which are classified as current liabilities, all as reflected in the audited consolidated balance sheet contained in Equitable's most recent annual report to its shareholders under Rule 14a-3 of the Exchange Act, prior to the time as of which "Consolidated Net Tangible Assets" is being determined.

        "Debt" means indebtedness for borrowed money.

        "Person" means, except as provided in the Indenture, any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Principal Property" means any manufacturing plant or production, transportation or marketing facility or other similar facility located within the United States (other than its territories and possessions) and owned by, or leased to, Equitable or any Restricted Subsidiary, the book value of the real property, plant, and equipment of which (as shown, without deduction of any depreciation reserves, on the books of the owner or owners) is not less than 1.5% of Consolidated Net Tangible Assets as of the date on which such facility is acquired or a leasehold interest therein is acquired.

        "Restricted Subsidiary" means any Subsidiary substantially all the property of which is located, or substantially all the business of which is carried on, within the United States (other than its territories and possessions) which shall at the time, directly or indirectly, through one or more Subsidiaries or in combination with one or more other Subsidiaries or Equitable, own or be a lessee of a Principal Property.

        "Subsidiary" means, with respect to Equitable, a corporation of which more than 50% of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of its directors is owned, directly or indirectly, by Equitable or by one or more other Subsidiaries or by Equitable and one or more other Subsidiaries.

Events of Default

        An Event of Default with respect to the exchange notes is defined in the Indenture as:

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  default in payment of interest on the exchange notes, which continues for 30 days;

  •
  default in payment of principal of or premium, if any, on the exchange notes at maturity;

  •
  default in the performance or breach of any other covenant of Equitable in the Indenture (other than a default in the performance or breach of a covenant included in the Indenture solely for the benefit of debt securities of Equitable other than the exchange notes offered pursuant to this prospectus), which continues for 60 days after due notice by the Trustee or by Holders of at least 10% in principal amount of the exchange notes;

  •
  default under any bond, debenture, note or other evidence of indebtedness for money borrowed by Equitable (including a default with respect to exchange notes of any series other than that series) or any Subsidiary in an aggregate principal amount of at least $25,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Equitable (including the Indenture) or any Subsidiary in an aggregate principal amount of at least $25,000,000, whether such indebtedness now exists or hereafter is created, which default constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or has resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled, or such indebtedness having been discharged, within a period of 30 days after there shall have been given, by registered or certified mail to Equitable by the Trustee, or to Equitable and the Trustee by the holders of at least 10% in principal amount of the exchange notes, a written notice specifying such default and requiring Equitable to cause such acceleration to be rescinded or annulled or such indebtedness to be discharged and stating that such notice is a Notice of Default under the Indenture; and

  •
  certain events of bankruptcy, insolvency or reorganization of Equitable.

        The Indenture provides that, if any Event of Default with respect to the exchange notes occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the exchange notes may declare the principal amount of (and all accrued and unpaid interest on) all exchange notes to be due and payable immediately, but under certain conditions such declaration may be rescinded and annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or premium, if any, or interest, if any, on the exchange notes and certain other specified defaults) may be waived by the holders of not less than a majority in principal amount of the exchange notes on behalf of the holders of all the exchange notes.

        The Indenture provides that if a default occurs under the Indenture with respect to the exchange notes, the Trustee will give the holders of the exchange notes notice of such default as and to the extent provided by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"); provided, however, that such notice will not be given until at least 30 days after the occurrence of that default if that default is in the performance of a covenant in the Indenture other than for the payment of the principal of or premium, if any, or interest on the exchange notes or the deposit of any sinking fund payment with respect to the exchange notes. For the purpose of the provision described in this paragraph, the term default with respect to any exchange notes means any event which is, or after notice or lapse of time or both would become, an "Event of Default" specified in the Indenture with respect to the exchange notes.

        The Indenture contains a provision entitling the Trustee to be indemnified by holders of the exchange notes before proceeding to exercise any right or power vested in it under the Indenture at the request or direction of the holders of the exchange notes. There is no specific indemnification language that the Trustee would require before proceeding to exercise any right, or power vested in it, under the Indenture at the request or direction of the holders of the exchange notes. The Trustee has advised that the specific indemnification required would vary from circumstance to circumstance. The terms of the indemnification required by the Trustee will depend on the nature of the right or power requested or directed to be exercised by the holders and the circumstances that exist at that time. Equitable anticipates that in any event the Trustee would expect to be fully protected for all actions.

        The Trustee is required, during a default, to act with the standard of care provided in the Trust Indenture Act. The Indenture provides that the holders of a majority in principal amount of the exchange notes may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the exchange notes; provided, that the Trustee may decline to act if:

  •
  such direction is contrary to law or the Indenture; or

  •
  the Trustee in good faith determines that the action so directed would involve the Trustee in personal liability for which it has not been adequately indemnified or would be unduly prejudicial to holders not joining in such direction. The Indenture includes a covenant that Equitable will file annually with the Trustee a certificate concerning its compliance with the Indenture.

Modification and Waiver

        Modifications and amendments may be made by Equitable and the Trustee to the Indenture, without the consent of any holder of the exchange notes, to add covenants and Events of Default and to make provisions with respect to other matters and issues arising under the Indenture, provided that any such provision does not adversely affect the rights of the holders of the exchange notes in any material respect.

        The Indenture contains provisions permitting Equitable and the Trustee, with the consent of the holders of not less than 66 2/3% in principal amount of the exchange notes to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of the exchange notes, except that no such supplemental indenture may, without the consent of the holder of each note affected thereby,

  •
  change the Stated Maturity of the principal of, or any installment of principal of or interest on, the exchange notes, or reduce the principal amount thereof, the premium, if any, thereon or the rate of interest thereon, of the exchange notes,

  •
  reduce the percentage in principal amount of the exchange notes, the consent of the holders of which is required for any supplemental indenture or for waiver of compliance with certain provisions of the Indenture or certain defaults thereunder; or

  •
  reduce the percentage of holders of the exchange notes required to consent to any waiver of defaults, covenants or supplemental indentures.

        The Indenture also permits Equitable to omit compliance with the "Restriction on Liens" and the "Restriction on Sale and Leaseback Transactions" covenants contained in the Indenture and described in this prospectus with respect to the exchange notes upon waiver by the holders of not less than 66 2/3% in principal amount of the exchange notes.

Discharge or Defeasance

        The Indenture will cease to be of further effect (except as to any surviving rights for the registration of the transfer or exchange of exchange notes expressly provided for in the Indenture) if:

  •
  all exchange notes (other than destroyed, lost or stolen exchange notes which have been replaced or paid and exchange notes, the payment for which has been held in trust and thereafter repaid to Equitable or discharged from such trust) have been delivered to the Trustee for cancellation; or

  •
  all exchange notes not previously delivered to the Trustee for cancellation have become due and payable or are by their terms to become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and Equitable has deposited with the Trustee, as trust funds, an amount sufficient to pay and discharge the entire indebtedness on the exchange notes for principal and any premium and interest to the date of such deposit or to maturity or redemption, as the case may be. Such trust may only be established if (a) Equitable has paid or caused to be paid all other sums payable by Equitable under the Indenture and (b) Equitable has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

        The Indenture provides that the terms of the exchange notes may provide Equitable with the option to discharge its indebtedness represented by such exchange notes or to cease to be obligated to comply with certain covenants under the Indenture. Equitable, in order to exercise such option, will be required to deposit with the Trustee money and/or U.S. Government Obligations which, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the Trustee, to pay the principal of and premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the exchange notes at the stated maturity of such payments in accordance with the terms of the Indenture and such exchange notes. Such trust may only be established if:

  •
  in the case the exchange notes are then listed on the New York Stock Exchange, Equitable has delivered to the Trustee an opinion of counsel, stating that Equitable's exercise of this defeasance option will not cause the exchange notes to be delisted;

  •
  no Event of Default or event (including such deposit in trust) that with notice or lapse of time or both would become an Event of Default with respect to the exchange notes has occurred and is continuing on the date of such deposit;

  •
  Equitable has delivered to the Trustee (1) an opinion of counsel, stating that the holders of the exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of Equitable's exercise of this defeasance option and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if Equitable had not exercised this option and (2) in the case of the exchange notes being discharged, either a private letter ruling to that effect received from the U.S. Internal Revenue Service (the "IRS") or a revenue ruling pertaining to a comparable form of transaction to that effect published by the IRS or evidence of a change in applicable Federal income tax law occurring after the date of the Indenture; and

  •
  if Equitable is to be discharged with respect to the exchange notes, no Event of Default or event that with notice or lapse of time or both would become an Event of Default with respect to the exchange notes has occurred and is continuing at any time during the period ending on the 123rd day after the date of deposit by Equitable.

        In the event Equitable exercises this option and the exchange notes are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations, as the case may be, on deposit with the Trustee will be sufficient to pay the amounts due on the exchange notes at the time of their maturity, but may not be sufficient to pay the amounts due on the exchange notes at the time of the acceleration resulting from such Event of Default. However, Equitable will remain liable for such payments.

Trustee

        The Trustee may resign or be removed with respect to the exchange notes and a successor trustee may be appointed to act with respect to such exchange notes. In the event that two or more persons are acting as trustee with respect to different series of Notes, each such trustee will be a trustee of a trust under the Indenture separate and apart from the trust administered by any other such trustee, and any action described herein to be taken by the "Trustee" under the Indenture may then be taken by each such trustee with respect to, and only with respect to, the one or more series of Notes for which it is trustee.

Book-Entry, Delivery, and Form

        The exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. The exchange notes will be represented by one or more exchange notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in

New York, New York, and registered in the name of DTC or its nominee, in each case to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. See "Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of exchange notes in certificated form.

        In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear, and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Equitable takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised Equitable that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations, and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised Equitable that, pursuant to procedures established by it:

  •
  upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

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  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the Global Notes will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, Equitable and the Trustee will treat the Persons in whose names the exchange notes, including the Global Notes, are registered as the owners of the exchange notes for the purpose of receiving payments and for all other purposes. Consequently, neither Equitable, the Trustee nor any agent of Equitable or the Trustee has or will have any responsibility or liability for:

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  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

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  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised Equitable that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Equitable. Neither Equitable nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the exchange notes, and Equitable and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Subject to the transfer restrictions set forth under "Notice to Investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the exchange notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

        DTC has advised Equitable that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange the Global Notes for legended exchange notes in certificated form, and to distribute such exchange notes to its Participants.

        Although DTC, Euroclear, and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear, and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Equitable nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Exchange Notes

        A Global Note is exchangeable for definitive exchange notes in registered certificated form ("Certificated Exchange Notes") if:

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  DTC (a) notifies Equitable that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Equitable fails to appoint a successor depositary;

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  in the case of a Global Note held for an account of Euroclear or Clearstream, either as the case may be, (a) is closed for business for a continuous period of 14 days (other than by reason of statutory or other holidays), or (b) announces an intention permanently to cease business or does in fact do so;

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  Equitable, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Exchange Notes; or

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  there has occurred and is continuing an Event of Default with respect to the exchange notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Exchange Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Exchange Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

Exchange of Certificated Exchange Notes for Global Notes

        Certificated Exchange Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such exchange notes. See "Notice to Investors."

Same Day Settlement and Payment

        Equitable will make payments in respect of the exchange notes represented by the Global Notes (including principal, premium, if any, interest, and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. Equitable will make all payments of principal, interest, and premium, with respect to Certificated Exchange Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Exchange Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The exchange notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such exchange notes will, therefore, be required by DTC to be settled in immediately available funds. Equitable expects that secondary trading in any Certificated Exchange Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Equitable that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority, and administrative rulings and practice as of the date hereof. The Internal Revenue Service (the "IRS") may take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the following statements and conditions. Any changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. The discussion does not address all the tax consequences that may be relevant to a particular holder or to certain holders subject to special treatment under U.S. federal income tax laws (including, but not limited to, certain financial institutions, tax-exempt organizations, insurance companies, broker-dealers, and persons that have a functional currency other than the U.S. Dollar or persons in special circumstances, such as those who have elected to mark securities to market or those who hold exchange notes as part of a straddle, hedge, conversion transaction, or other integrated investment).

        The exchange of the original notes for exchange notes pursuant to the exchange offer will not be treated as an "exchange" for federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the original notes. Rather, the exchange notes received by a holder will be treated as a continuation of the original notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging original notes for exchange notes pursuant to the exchange offer. The foregoing is based upon the Code, the Treasury Department regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

        We recommend that each holder consult his own tax advisor as the particular tax consequences of exchanging such holder's original notes for exchange notes, including the applicability and effect of any state, local or foreign tax law.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from to time, in connection with resales of exchange notes received in exchange for original notes if the broker-dealer acquired the original notes as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the effective date of the registration statement of which this prospectus is a part we will make this prospectus, as amended or supplemented, available to any broker-dealer who requests it in the letter of transmittal for use in connection with any such resale. In addition, until May 12, 2004, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers or other persons. Broker-dealers may from time to time sell exchange notes received for their own accounts in the exchange offer in one or more transactions:

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  in the over-the-counter market;

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  in negotiated transactions;

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  through the writing of options on the exchange notes or a combination of such methods of resale;

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  at market prices prevailing at the time of resale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of the notes (including any broker-dealers) against liabilities under the Securities Act.

        By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us in writing before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading or which may impose upon us disclosure obligations that my have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished to the broker-dealer copies of any amendment or supplement to the prospectus. We have agreed in the registration rights agreement that for a period of 180 days after the effective date of the registration statement of which this prospectus is a part we will make this prospectus, as amended or supplemented, available to any broker-dealer who requests it in writing for use in connection with any such resale.

LEGAL MATTERS

        Whether the exchange notes will constitute our valid and binding obligations in connection with the exchange offer is being passed upon for us by Reed Smith LLP, Pittsburgh, Pennsylvania.

EXPERTS

        The consolidated financial statements of Equitable Resources, Inc. at December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, incorporated by reference in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can inspect and copy these reports, proxy statements, and other information at the public reference facilities of the SEC, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a web site that contains reports, proxy statements, and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. You can inspect reports and other information we file at the office of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        We will provide you, without charge, a copy of the notes, the indenture governing the notes, the related registration rights agreement, and other material agreements that we summarize in this prospectus. You may request copies of these documents by contacting us at:

Equitable Resources, Inc.
One Oxford Centre, Suite 3300
301 Grant Street
Pittsburgh, Pennsylvania 15219
Attention: Johanna G. O'Loughlin, Esq.
Senior Vice President, General Counsel, and Corporate Secretary
Telephone: 412-553-5700

EQUITABLE

RESOURCES

        If you are a broker-dealer that receives exchange notes for your own account as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. You may use this prospectus, as we may amend or supplement it in the future, for your resales of exchange notes if you acquired the exchange notes as a result of market-making activities or other trading activities. We will make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days after the date of expiration of this exchange offer. See "Plan of Distribution."

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
About Equitable Resources, Inc.
The Exchange Offer
The Exchange Notes
RISK FACTORS
Risks Relating to Our Business
Risks Related to the Exchange Notes
FORWARD-LOOKING STATEMENTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
RATIO OF EARNINGS TO FIXED CHARGES
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
DESCRIPTION OF EXCHANGE NOTES
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
EQUITABLE RESOURCES